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EXHIBIT 99.1
                         INTEGRATED HEALTHCARE HOLDINGS
                 RECEIVES NEW EQUITY INVESTMENT TO PAY DOWN DEBT


FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION CONTACT:
                                                         EDWARD GYIMAH
                                                          (714)953-3503

SANTA ANA, Calif. - July 21, 2008 - On July 18, 2008, Integrated Healthcare Holdings, Inc. (IHHI), a hospital management company that owns four hospital facilities in Orange County, California, entered into a Securities Purchase Agreement with Kali P. Chaudhuri, M.D. to provide additional equity investment in the company.

Under the Securities Purchase Agreement, Dr. Chaudhuri agreed to invest up to $10,700,000 in additional equity in IHHI. Dr. Chaudhuri has invested $3,731,732 through the exercise of outstanding warrants to purchase 24,878,213 shares of common stock at an exercise price of $0.15 per share. In addition, Dr. Chaudhuri paid an additional $50,000 for the right to invest up to an additional $6,968,268 in IHHI through the purchase of 63,347,891 additional shares of common stock at $0.11 per share. The purchase right can be exercised by Dr. Chaudhuri from August 1, 2008 through January 10, 2009, and is subject to IHHI satisfying certain conditions on or prior to closing. IHHI also agreed to register for resale securities owned by Dr. Chaudhuri and William E. Thomas following demand pursuant to the Securities Purchase Agreement. The Purchase Agreement provides Dr. Chaudhuri and Mr. Thomas with certain pre-emptive rights to maintain their respective levels of ownership of IHHI's common stock by acquiring additional equity securities concurrent with future issuances by IHHI of equity securities or securities or rights convertible into or exercisable for equity securities. These pre-emptive and registration rights superseded and replaced their existing pre-emptive and registration rights.

Concurrently with the execution of the Securities Purchase Agreement, IHHI and its subsidiaries entered into an Early Loan Payoff Agreement with Medical Provider Financial Corporation III, which holds a $10,700,000 convertible term note issued by IHHI on October 9, 2007. Under the Early Loan Payoff Agreement, IHHI used the proceeds from the warrant exercise, and will use any additional proceeds that it receives from Dr. Chaudhuri, to pay down the $10,700,000 convertible term note.

Also under the Early Loan Payoff Agreement, Medical Provider Financial Corporation I granted IHHI the right to extend the maturity date under its $80 Million Credit Agreement by one year, and Medical Provider Financial Corporation II granted IHHI the right to extend the maturity date under its $50 Million Credit Agreement by one year, subject to certain conditions including the full early payoff of the $10,700,000 convertible term note. IHHI also provided general releases, waivers and covenants not to sue to its lenders following the payoff in full of the $80 Million Credit Agreement and/or $50 Million Credit Agreement.

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This press release is neither an offer to sell nor a solicitation of an offer to buy any securities of IHHI and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities discussed herein have not been registered under the Securities
Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities
Act and applicable state laws.

About Integrated Healthcare Holdings, Inc.

IHHI is a hospital management company created to provide high-quality healthcare services through the acquisition and management of financially distressed or poorly performing healthcare facilities. In March 2005 IHHI acquired from Tenet Healthcare Corp. four facilities representing approximately 12% of the hospital beds in Orange County, California. Management's focus is on reducing overhead, improving relationships with insurance companies and HMOs, and enhancing financial and operating procedures, notably reduction of bad debt and collection of accounts receivable and government reimbursements.

Safe Harbor for Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or projected. Statements in this press release regarding the business of Integrated Healthcare Holdings, Inc., which are not historical in nature, are "forward-looking statements" that involve risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from those anticipated, estimated, or projected in the forward-looking statements due to risks and uncertainties, including those discussed in our Annual Report on Form 10-K under the caption "Risk Factors" and the ability and willingness of the parties to the above-described transactions to fulfill the various conditions to closing and effectiveness of certain aspects of the transactions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. IHHI assumes no obligation to update any forward looking statements to reflect events or circumstances occurring after the date of this press release.